                                                                    EXHIBIT 11.1


                           HORIZON HEALTH CORPORATION

                       COMPUTATIONS OF EARNINGS PER SHARE

                                                          THREE MONTHS                    NINE MONTHS
                                                         -------------                  -------------
                                                         ENDED MAY 31,                  ENDED MAY 31,
                                                         -------------                  -------------
                                                     1998          1999             1998             1999
                                                  ----------    ----------       ----------       ----------
 BASIC
 Net income                                       $2,726,335    $1,710,414       $7,806,216       $5,115,811
 Weighted average shares outstanding (basic)       7,199,047     6,810,529        7,083,133        6,914,448
                                                  ----------    ----------       ----------       ----------
 Basic earnings per share                         $      .38    $      .25       $     1.10       $      .74
                                                  ==========    ==========       ==========       ==========

 DILUTED
 Net income                                       $2,726,335    $1,710,414       $7,806,216       $5,115,811
 Weighted average shares outstanding (basic)       7,199,047     6,810,529        7,083,133        6,914,448
 Effect of dilutive securities                       598,353(1)    310,328(1)       683,804(1)       335,377(1)
                                                  ----------    ----------       ----------       ----------
 Weighted average shares outstanding (diluted)     7,797,400     7,120,857        7,766,937        7,249,825
                                                  ----------    ----------       ----------       ----------
 Diluted earnings per share                       $      .35    $      .24       $     1.01       $      .71
                                                  ==========    ==========       ==========       ==========


(1) During fiscal year 1998 and 1999, certain options to acquire common stock were not included in certain computations of EPS because the options exercise price was greater than the average market price of the common shares. The computation of the quarter ended November 30, 1997 excluded 15,000 options with an option price of $26.00. The computation of the quarter ended November 30, 1998 excluded 157,950 options with option prices ranging from $7.4167 to $23.75. The computation of the quarter ended February 28, 1998 excluded 183,222 options with option prices ranging from $22.00 to $26.00. The computation of the quarter ended February 28, 1999 excluded 707,036 options with option prices ranging from $7.4167 to $23.75. The computation of the quarter ended May 31, 1998, excluded 182,500 options with option prices ranging from $23.75 to $26.00. The computation of the quarter ended May 31, 1999, excluded 138,816 options with option prices ranging from $7.4617 to $23.75. The nine month calculations incorporate the above referenced exclusions within the applicable periods.